EXHIBIT A

Safeway 401(k)

Savings Plan

Financial Statements for the Years Ended

December 31, 2003 and 2002,

Supplemental Schedule as of December 31,

2003 and Report of Independent Registered

Public Accounting Firm

SAFEWAY 401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002:

Statements of Net Assets Available for Benefits	2

Statements of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2003—Form 5500, Schedule H, Part IV, Line 4i - Supplemental Schedule of Assets (Held at End of Year)	8

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

    and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of the Safeway 401(k) Savings Plan (the “Plan”) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2003 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2003 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 23, 2004

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2003 AND 2002

(In thousands)

	2003	2002
ASSETS:
Investments at fair value:
Mutual funds	$76,813	$57,445
Safeway common stock	19,807	28,163
Short-term investment funds	8,075	11,945
Participant loans	4,156	5,013

Total	108,851	102,566
Investments at contract value—guaranteed investment contracts	44,183	42,023

Total investments	153,034	144,589

Contributions Receivable	80	—
Due from broker for securities sold	59	60

Total assets	153,173	144,649

LIABILITIES:
Due to broker for securities purchased	63	40
Accrued administrative expenses	174	101

Total liabilities	237	141

NET ASSETS AVAILABLE FOR BENEFITS	$152,936	$144,508

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2003 AND 2002

(In thousands)

	2003	2002
ADDITIONS
Investment income (loss) income:
Net appreciation (depreciation) in fair value of investments	$11,246	$(39,026)
Interest and dividends	4,407	4,420

Total investment income (loss)	15,653	(34,606)

Participant contributions	3,842	4,489

Total additions	19,495	(30,117)

DEDUCTIONS
Benefits paid to participants	(10,879)	(12,293)
Administrative expenses	(188)	(269)

Total deductions	(11,067)	(12,562)

NET INCREASE (DECREASE)	8,428	(42,679)

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	144,508	187,187

End of year	$152,936	$144,508

See notes to financial statements.

SAFEWAY 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003 AND 2002

1.	DESCRIPTION OF THE PLAN

The following description of the Safeway 401(k) Savings Plan (the “Plan”) is provided for general information only. The following description reflects all Plan amendments through December 31, 2003. On April 8, 1997, Safeway Inc. (the “Company”) acquired all of the outstanding common stock of The Vons Companies, Inc. (“Vons”). Vons has remained the Plan Sponsor with a change in the Plan administrator to the Benefit Plans Committee of Safeway. Effective July 1, 1997, the Plan was amended to substantially conform to the Safeway 401(k) Plan and Trust. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions.

General—The Plan is a defined contribution plan which generally covers all active nonunion employees having at least one year of service, age 21 or older, and not participating in any other qualified defined contribution plan. Employees hired subsequent to July 1, 1997 participate in the Safeway 401(k) Plan and Trust. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Employees may elect to contribute between 1% and 25% of their eligible pay up to a maximum of $12,000 and $11,000 for the years ended December 31, 2003 and 2002, respectively. Participants may direct their contributions to one of nine investment options. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Distributions after age 59 1/2 are taxed as ordinary income and are subject to withholding. The Plan was amended to disallow employer contributions after July 1, 1997.

Effective September 1, 2003, participants aged 50 or over by December 31, 2003 are eligible to contribute an additional $2,000 in catch-up contributions to their 401(k) account before the end of the Plan year.

Trustee and Recordkeeper—The trustee of the Plan is Wells Fargo Bank, N.A. The recordkeeper is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of nine investment funds, as elected by the participant. Participants may change their investment options on a daily basis.

Vesting—Participants are fully vested in their account balances.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested accounts.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 4 years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account and bear interest at the prime rate as published in the Wall Street Journal on the first business day of each week in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2003 and 2002, respectively, there were 349 and 395 loans outstanding with interest rates ranging from 5.00% to 10.50%

In-Service Withdrawals—Effective February 1, 2003 new types of withdrawals are available under the Plan. An active or inactive participant may withdraw all or any portion of their rollover account at any time. An active on inactive participant may take a hardship withdrawal if there is an immediate and heavy financial need.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a series of payments over a period of years not to exceed the participant’s life expectancy. If the participant’s vested account is $5,000 or less, the participant will receive an immediate lump sum distribution.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value, except for guaranteed investment contracts, which are stated at contract value in accordance with the Department of Labor reporting requirements for Form 5500 (see Note 4 for the fair value and the method of its determination for guaranteed investment contracts). The fair values of the Plan’s other investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

The estimated fair value of guaranteed investment contracts presented in Note 4 are based on assumptions about the market for such investments because quoted market prices are unavailable. Such estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions could have a material effect on the estimated fair values. Additionally, the fair values were estimated as of year-end, and current estimates may differ from the amounts presented.

Income Taxes—The Internal Revenue Service issued a Determination Letter dated March 24, 2004 stating that the Plan, as then designed, satisfied the requirements of the Internal Revenue Code. Plan administrator, after consultation with Plan tax counsel, believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and that the Plan was qualified and the related trust was trust-exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values (or contract values) of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2003 and 2002 were as follows (in thousands):

	2003	2002
Guaranteed Investment Contract—Transamerica Life TDA-76893-TR-O	$17,433	$15,905
Safeway Common Stock	19,807	28,163
Merrill Lynch S&P 500 Stock Fund	38,875	31,273
Guaranteed Investment Contract—State Street Bank #99002	17,421	15,606
State Street Research Aurora Fund	10,076	11,454
PIMCO Total Return Fund CI A	16,197	16,928

During the years ended December 31, 2003 and 2002, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and loss was as follows (in thousands):

	2003	2002
Mutual funds	$12,843	$(14,900)
Common stock	(1,597)	(24,126)

Total appreciation (depreciation)	$11,246	$(39,026)

4.	GUARANTEED INVESTMENT CONTRACTS

The Plan maintains guaranteed investment contracts with insurance companies. The insurance companies were selected based on fiscal safety and soundness, insurance rating, and rate of return. The Plan is not aware of any event or occurrence that would impair the value of these investments. At December 31, 2003 and 2002, no valuation reserves were required.

The guaranteed investment contracts are recorded in the financial statements at contract value in accordance with annual reporting requirements of the Department of Labor Form 5500. Such contract values were $44,183,056 and $42,023,000 at December 31, 2003 and 2002, respectively. The fair values of guaranteed investment contracts are estimated by independent investment managers using contract value at maturity discounted to the present value based on current yields of financial instruments with similar maturities. The estimated fair values approximate contract value at December 31, 2003 and 2002 and were $53,240,000 and $50,859,000, respectively.

The average yield on guaranteed investment contracts for the years ended December 31, 2003 and 2002 was 4.85% and 6.25%, respectively. The average crediting interest rate was 4.68% and 6.29% at December 31, 2003 and 2002, respectively.

5.	PARTY-IN-INTEREST TRANSACTIONS

The plan’s investments include Safeway Inc. common stock, representing party-in-interest transactions that qualify as exempt prohibited transactions.

Certain Plan investments are managed by Merrill Lynch. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping was $173,553 and $226,380 in 2003 and 2002, respectively.

* * * * * *

SAFEWAY 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2003

(Dollars in thousands)

	Asset Name and Description	Current Value
	Guaranteed Investment Contracts:
	John Hancock - #14694, 7.01%	$5,349
	New York Life GA-31444, 4.24%	2,115
	State Street Bank #99002, 4.63%	17,421
	Transamerica Life #TDA-76893-TR-O, 4.82%	17,433
	Travelers GR-17771, 7.03%	1,865

	Short Term Investment Funds:
	SEI Stable Asset Fund #190947, 3.74%	6,977
	STIF Wells Fargo EBT, 0.99%	1,098

*	Safeway Common Stock (904,009 shares)	19,807

*	Merrill Lynch S&P 500 Stock Fund (2,850,069 units)	38,875
	TCW Galileo Small Capital Growth Fund I (284,209 units)	4,169
	PIMCO Total Return Fund CI A (1,512,321 units)	16,197
	Alliance Premier Growth Fund CI A (141,837 units)	2,391
	Alliance Growth and Income Fund (699,253 units)	2,364
	State Street Research Aurora Fund (260,962 units)	10,076
	ING Pilgrim International Value Fund (181,400 units)	2,741
	Participant Loans (349 loans, interest ranging from 5.00% to 10.50%)	4,156

	TOTAL	$153,034

*	Represents a party-in-interest transaction